                            SHARE PURCHASE AGREEMENT


SHARE PURCHASE AGREEMENT, dated as of February 29, 2000, by and between CIBC World Markets, a corporation with its seat of business in New York City, New York, for itself and as agent for certain affiliated entities listed on Schedule A hereto, represented by Mr. Howard Singer pursuant to a power of attorney dated February 17, 2000, (the "Seller"), and

Warburg, Pincus & Co., a New York general partnership with its seat of business in New York City, New York, represented by Mr. Stephen Distler, as nominee, (the "Purchaser").

                               W I T N E S S E T H
                               -------------------

WHEREAS, the Purchaser wishes to purchase from the Seller the aggregate of 47,773 (Forty-seven Thousand Seven Hundred and Seventy-three) non-listed Ordinary Shares, nominal value PLN 6.00 per share (the "Shares"), of Netia Holdings S.A., a company organized under the laws of Poland (the "Company") for the aggregate purchase price of US$1,051,006 (One Million Fifty-one Thousand and Six U.S. Dollars)(the "Purchase Price");

WHEREAS, the Seller has deposited the Shares with Centralny Dom Maklerski PEKAO S.A., a joint-stock company organized under the laws of Poland (the "Brokerage House") and has resolved to effect the sale thereof to the Purchaser;

NOW, THEREFORE, in consideration of the following premises and the covenants hereinafter contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    Section 1

                               The Share Purchase
                               ------------------

1.1 Subject to the terms and conditions hereof, the Seller hereby sells and the Purchaser hereby purchases (the "Purchase"), 47,773 (Forty-seven Thousand Seven Hundred and Seventy-three) Shares.

1.2 The Seller hereby confirms that all Shares are deposited with the Brokerage House.

1.3 The Purchase shall be effected by (i) the Purchaser's delivery to the Seller by wire transfer of the Purchase Price and (ii) the execution by the Seller of a transfer request addressed to the Brokerage House (the "Transfer Request") in the form attached hereto as Exhibit 1.


                                    Section 2

                               The Purchase Price
                               ------------------


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2.1  The Purchase Price for the Shares shall be US$1,051,006 (One Million
     Fifty-one Thousand and Six U.S. Dollars).

2.2  The Purchase Price shall be transferred to the Seller's account in:

                  Bank:             Bank of New York
                  ABA#:             021-000-018
                  For credit to:    CIBC-Oppenheimer Corp.
                  Account No.:      854-0904-1-4
                  Reference:        Emerging Market Portfolio Group


                                    Section 3

                           Transfer of Ownership Title
                           ---------------------------

3.1. The transfer to the Purchaser of the ownership title to the Shares shall be effected promptly upon the execution of this Agreement and receipt of the Purchase Price by delivery by the Seller to the Brokerage House of (i) the Transfer Request and (ii) an executed copy of this Agreement, with such additional documents, powers of attorney, affidavits and other supporting documents as the Brokerage House may reasonably request.

3.2 The Seller hereby transfers to, and for the benefit of, the Purchaser, any and all rights that it has in connection with the ownership of the Shares.


                                    Section 4

                                   Termination
                                   -----------

     In the event that the Seller does not receive the Purchase Price when due pursuant to Section 2.3 above, the Seller shall be authorized to terminate the Agreement by delivering to the Purchaser a termination notice ("Notice") not later than on the third business day immediately following the date of the execution of this Agreement.


                                    Section 5

                  Representations and Warranties of the Seller
                  --------------------------------------------

5.1. The Seller hereby represents and warrants to the Purchaser that

     (i)    the Seller is the sole beneficial owner of the Shares;

     (ii) the Seller has full power and authority to enter into this Agreement and to effect the Purchase hereunder;

     (iii) the performance by the Seller of its obligations under this Agreement does not contravene any laws or other obligations binding on the Seller and, in particular, does not negatively affect the rights of any third parties.


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5.2. The Seller represents and warrants that the sale of the Securities by the
     Seller is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act")


                                    Section 6

                        Representations of the Purchaser
                        --------------------------------

6.1. The Purchaser understands that the Shares are being offered and sold pursuant to an exemption from registration under the Securities Act.

6.2. The Purchaser is acquiring the Shares solely for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares.

6.3. The Purchaser is familiar with the business and operations of the Company and has been given the opportunity to obtain from the Company all information that it has requested regarding its business plans and prospects.


                                    Section 7

                               No Shared Expenses
                               ------------------

     The Seller shall not be responsible for any costs, expenses, Polish government stamp duty taxes ("Stamp Duty Taxes") and other costs (including legal expenses) or any other payments (collectively, "Transaction Costs") arising as a result of the preparation, execution and performance of this Agreement. The Purchaser shall pay, and save the Seller harmless from any and all liabilities (including interest and penalties) with respect to, or resulting from any delay or failure in paying, Stamp Duty Taxes, if any, which may be payable or determined to be payable on the execution and delivery of this Agreement.


                                    Section 8

                                     Notices
                                     -------

     All notices, requests, consents and other communications hereunder to any Party shall be deemed sufficient if contained in a written instrument delivered in person or send by registered mail, addressed to such Party at the respective addresses set forth below:

CIBC World Markets
200 Liberty Street, 31st floor
New York, New York 10281
Attn.:  Mr. Kevin Sesny
telecopy: (212) 667-6199


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


Warburg, Pincus & Co. as nominee
466 Lexington Avenue
New York, New York 10017
Attn: General Counsel
telecopy (212) 878-9351


                                    Section 9

                                     Changes
                                     -------

     The terms and provisions of this Agreement may not be modified or amended, and shall not be valid if so modified or amended, except pursuant to a written instrument executed by the Parties.

                                   Section 10

                               Further Assurances
                               ------------------

     From and after the date of the execution of this Agreement, the Seller shall execute all certificates, instruments, documents or agreements and shall take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated hereby.


                                   Section 11

                            Confidential Information
                            ------------------------

     Each Party shall maintain in strict confidence any and all non-public information that such Party may have received in the course of its performance under this Agreement.


                                   Section 12

                                  Governing Law
                                  -------------

     This Agreement shall be governed by and construed in accordance with the laws of Poland.


                                   Section 13

                                  Counterparts
                                  ------------

     This Agreement was executed in two counterparts in the English language, one for each of the Parties.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


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IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the day and year first above written.


CIBC WORLD MARKETS AS AGENT


By: _______________________
    Name:  Howard Singer
    Title: Managing Director


WARBURG, PINCUS & CO. AS NOMINEE


By: _______________________
    Name:  Stephen Distler
    Title:   Partner


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


                                                                      SCHEDULE A


In performing its obligations pursuant to this Agreement, CIBC World Markets shall act as an agent for the following affiliated entities:

1.   Oppenheimer & Emerging Markets LP   21,515 Shares

2.   Oppenheimer Emerging Markets Int.   18,663 Shares

3.   Emerging Markets Partners LP        7,595 Shares


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


                                                                       EXHIBIT 1


                                TRANSFER REQUEST



February 29, 2000



Centralny Dom Maklerski Pekao S.A.
ul. Woloska 18
Warsaw, Poland
Attn.: Zespol Rejestru Emisji

Ladies and Gentlemen:

     Reference is made hereby to that certain Share Purchase Agreement by and between CIBC World Markets as agent for certain of its affiliated entities (the "Seller") and Warburg, Pincus & Co. as nominee (the "Purchaser"), dated as of February 29, 2000 (the "Purchase Agreement"), an executed copy of which is attached hereto. All capitalized terms used herein but not defined are used as defined in the Purchase Agreement.

     1. CIBC World Markets (the "Seller") hereby confirms that it has directed you, on its own account and on behalf of certain of its affiliated entities listed on Schedule A to the Purchase Agreement (the "Affiliates"), to hold in deposit 47,773 Ordinary Shares, nominal value of PLN 6.00 per share, of Netia Holdings S.A (the "Shares").

     2. The Seller hereby acknowledges that it has received the Purchase Price from the Purchaser.

     3. The Seller hereby irrevocably authorizes and directs you, for itself and on behalf of the Affiliates, to transfer the ownership title or titles to the Shares, as of the date of the execution of the Purchase Agreement, to the account and for the benefit of the Purchaser.


                                    Very truly yours,

                                    CIBC WORLD MARKETS


                                    By: ____________________
                                        Name: Howard Singer
                                        Title:   Managing Director


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